Exhibit 99.1

Media contact:

Kristopher Galvin

206-233-2070

kris.galvin@tullys.com

TULLY’S COFFEE RELEASES SECOND QUARTER

2008 FINANCIAL RESULTS

Comparable Store Sales Increase 7.6 Percent and Total Sales

Increase 10.3 Percent

Seattle, Wash. – November 14, 2007 – Tully’s Coffee Corporation (Tully’s) announced its revenues and operating results for the second quarter of its 2008 fiscal year, which ended September 30, 2007 (Second quarter 2008). Total sales for Second quarter 2008 reached $18,210,000, a 10.3 percent increase from the comparable period in fiscal 2007. For the twelfth consecutive fiscal quarter, Tully’s reported an increase in its U.S. sales (based on comparisons of 13 week periods to the same period a year earlier). U.S. sales were $17,806,000 for Second quarter 2008, a 10.3% increase compared to the same period last year.

Tully’s retail comparable store sales increased 7.6 percent compared to the same period last year, representing the fifth consecutive quarter of comparable store sales increases, and overall retail sales also increased 9.9 percent to $10,813,000. During Second quarter 2008, Tully’s opened two new company-operated retail stores and added eleven new franchised stores (including nine grocery store cafes converted from Starbucks locations). At September 30, 2007, there were 142 U.S. Tully’s stores (90 company-operated and 52 franchised) as compared to 123 U.S. stores a year earlier.

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For the 14th consecutive fiscal quarter, Tully’s reported an increase in its wholesale division sales (based on comparisons of 13 week periods to the same period a year earlier). In Second quarter 2008, Tully’s wholesale division sales rose $646,000 to $6,908,000, a 10.3 percent increase from last year. During Second quarter 2008, the number of grocery stores offering Tully’s coffee increased by approximately 700 to 4,700.

During Second quarter 2008, Tully’s earnings before interest, taxes, depreciation and amortization declined by $700,000 to negative $2,002,000 in the Second quarter 2008, largely due to an additional $865,000 of actual and estimated future legal costs recorded in connection with its litigation with an Asian licensee.

Additional information about Tully’s Second quarter 2008 results is contained in its Quarterly Report on Form 10-Q that was filed with the U.S. Securities and Exchange Commission today.

About Tully’s Coffee Corporation

Tully’s Coffee Corporation is a fully handcrafted coffee roaster and a leading specialty coffee retailer and wholesaler. Through company-operated and franchised specialty retail stores in Washington, Oregon, California, Idaho, Arizona, Montana and Utah and its global alliance partner in Japan, Tully’s premium coffees are available at more than 400 branded retail locations. Tully’s wholesale division also distributes handcrafted coffees and related products via office coffee services, food service distributors, and thousands of leading supermarkets in the United States. Tully’s corporate headquarters and roasting plant are located at 3100 Airport Way S. in Seattle, Wash. For more information: (800) 96-Tully or www.tullys.com.

Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations and such variations could be material and adverse. Factors that could result in such variations include, but are not limited to, the inherent unreliability of earnings and revenue growth predictions due to numerous factors, including many beyond the Company’s control; potential difficulties, delays and unanticipated expenses inherent in the development and marketing of new products and services; competitive factors; and the numerous risks and potential additional costs, disruptions and delays associated with the establishment of new business initiatives. Additional information concerning these and other factors that could cause actual results to differ materially from the Company’s current expectations is contained in Tully’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007 and its Annual Report on Form 10-K for the fiscal year ended April 1, 2007.

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Tully’s Coffee Corporation

Supplemental information

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is a financial measure we use to evaluate our operating performance, excluding the effects of financing costs, income taxes, and non-cash depreciation and amortization. We use EBITDA to assess the performance of our operating divisions and report this information to our board of directors. We believe this managerial information is important supplemental information to investors. Regulation G under the Securities Act, as well as Regulation S-K and other provisions of the Exchange Act of 1934, define and prescribe the conditions for use of certain non-GAAP financial information, such as EBITDA.

Although EBITDA and certain other non-GAAP financial information may be used by management teams, securities analysts and others in their evaluation of companies, these measures have limitations as analytical tools. Some of the limitations of these measures are:

•	They do not reflect certain cash expenditures or our future requirements for capital expenditures or contractual commitments;

•	They do not reflect changes in, or cash requirements for, our working capital needs;

•	They do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these measures do not reflect any cash requirements for such replacements;

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure; and

•	Expenses that are unusual in nature may still occur from time to time.

For information about our financial results as reported in accordance with generally accepted accounting principles, please see our Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q. For more detail on each item we exclude in calculating EBITDA, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations, Non-GAAP Financial Measures” included in our Quarterly Report on Form 10-Q.

The following table sets forth, for the periods indicated, the computation of EBITDA and reconciliation to the reported amounts for net loss:

	Thirteen-Week Periods Ended
	October 1, 2006 (unaudited)	September 30, 2007 (unaudited)
	(dollars in thousands)
Net loss	$(2,253)	$(3,282)
Add back amounts for computation of EBITDA:
Interest income, interest expense and loan guarantee fees	49	595
Depreciation and amortization	902	685

EBITDA (loss)	$(1,302)	$(2,002)

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